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                                  EXHIBIT 11

                  CYPRUS AMAX MINERALS COMPANY & SUBSIDIARIES

                                 -------------

                       COMPUTATION OF PER SHARE EARNINGS

                      (IN MILLIONS EXCEPT PER SHARE DATA)

                                             Three Months       Six Months
                                            Ended June 30,    Ended June 30,
                                           ---------------   ---------------
                                            1998     1997     1998     1997
                                           ------   ------   ------   ------
Net Income (Loss)                          $  (36)  $   66   $  (32)  $  123
Preferred Stock Dividends                      (5)      (5)      (9)      (9)
                                           ------   ------   ------   ------
Income (Loss) Applicable to Common Shares  $  (41)  $   61   $  (41)  $  114
                                           ======   ======   ======   ======
Basic:
Average Common Shares Outstanding            93.7     93.4     93.7     93.4
                                           ======   ======   ======   ======
Diluted:
Average Common Shares Outstanding            93.7     93.4     93.7     93.4
Common Stock Equivalents - Options              -       .1        -       .1
Conversion of Series A Preferred Stock        9.6      9.6      9.6      9.6
                                           ------   ------   ------   ------
Diluted Average Common
  Shares Outstanding                        103.3    103.1    103.3    103.1
                                           ======   ======   ======   ======
Basic Earnings per Common Share            $ (.44)  $  .65   $ (.44)  $ 1.21

Diluted Earnings per Share                 $ (.35)  $  .64   $ (.31)  $ 1.19